Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2008 FIRST QUARTER RESULTS

ARMONK, NY, May 12, 2008 — VISANT CORPORATION today announced its results for the first quarter ended March 29, 2008, including consolidated net sales of $247.0 million, compared to consolidated net sales from continuing operations for the first quarter ended March 31, 2007 of $255.9 million, a decrease of approximately 3%. In addition, the company reported a consolidated net loss of $2.7 million for the first quarter of 2008, compared to a consolidated net loss from continuing operations of $1.1 million for the first quarter of 2007. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) for the first fiscal quarter of 2008 of $35.1 million, compared to $44.7 million for the same period in 2007. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $39.1 million for the first fiscal quarter 2008, compared to consolidated Adjusted EBITDA of $46.0 million for the comparable period in 2007.

On April 1, 2008, Visant announced the completion of its acquisition of Phoenix Color Corp., a leading book component manufacturer. Phoenix Color operates as a wholly owned subsidiary of Visant Corporation.

Commenting on the company’s performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “Although the first quarter environment has been difficult, we have continued to invest in our business with the acquisition of Phoenix Color and over $2 million of spending for new product development and start up costs. We anticipate a stronger second quarter performance for our business especially in our Memory Book segment.”

Net sales of the Scholastic segment decreased $1.3 million, or 1%, to $139.0 million for the first fiscal quarter of 2008 from $140.3 million for the first quarter of 2007. The decrease was primarily attributable to lower volume for jewelry and graduation products, a shift in the timing of orders of graduation products from the first quarter of 2008 to the second quarter of 2008, and a shift in jewelry metal mix. This decrease was primarily offset by sales made by Neff Motivation, Inc., which Visant acquired in March 2007, as well as higher prices for jewelry products. The first quarter jewelry volume, metal mix and price trends will continue in the second quarter.

Net sales of the Memory Book segment increased $0.8 million to $8.6 million for the first fiscal quarter of 2008 compared to $7.9 million for the first quarter of 2007. The increase was primarily due to volume from the acquisition of Publishing Enterprises, Incorporated made during the fourth quarter of 2007.

Net sales of the Marketing and Publishing Services segment decreased $8.2 million, or 8%, to $99.8 million for the first fiscal quarter of 2008 from $108.1 million for the first quarter of 2007. This decrease was primarily attributable to lower direct marketing volume. In addition, sampling volumes were lower in the first fiscal quarter of 2008 than those experienced during the very strong first quarter of 2007. These decreases were partially offset by incremental volume from the 2007 acquisition of Visual Systems, Inc.

Adjusted EBITDA for the Scholastic segment decreased $7.0 million to $23.4 million for the first fiscal quarter of 2008 from $30.4 million for the first quarter of 2007. The decrease was due to lower jewelry and graduation product volume, unfavorable metal mix, higher gold costs and a shift in the timing of orders for graduation products from the first quarter of 2008 to the second quarter of 2008.

Adjusted EBITDA for the Memory Book segment was a loss of $7.1 million for the first fiscal quarter of 2008 compared to a loss of $8.6 million for the prior year comparative period. The increase in Adjusted EBITDA for the Memory Book segment compared to the prior year quarterly period was due to the impact of operational cost reductions and incremental volume from the 2007 acquisition of Publishing Enterprises.

Adjusted EBITDA for the Marketing and Publishing Services segment decreased $1.5 million to $22.8 million during the first fiscal quarter of 2008 from $24.3 million in the first quarter of 2007. This decrease was primarily attributable to lower volume in the direct marketing business offset somewhat by higher earnings from sampling due to improved manufacturing efficiencies.

As of March 29, 2008, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $816.5 million. There were no borrowings outstanding under our revolving lines of credit. Visant’s cash position at March 29, 2008 totaled $96.1 million. Visant’s parent, Visant Holding Corp., had outstanding senior discount notes with an accreted value of $231.3 million, senior notes of $350.0 million and incremental cash of $0.5 million as of March 29, 2008. Subsequent to March 29, 2008, Visant used cash on hand and borrowings under its revolving credit facility to fund the acquisition of Phoenix Color. The total purchase consideration was $219.0 million, subject to certain adjustments.

The results of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. subsidiaries have been reclassified on the consolidated statement of operations for all periods presented as a single caption titled “Income from discontinued operations, net”. These businesses were sold in the second quarter of 2007. Previously, the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the first quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational segments.

The company has three reportable segments:

Scholastic - provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services related to the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and produces innovative products and services to the direct marketing sector. The group also produces book components and overhead transparencies.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; our dependency on the sale of school textbooks; control by our stockholders; Jostens’ reliance on independent sales representatives; the failure of our sampling systems to comply with U.S. postal regulations; levels of customers’ advertising spending, including as may be impacted by economic factors; changes in book-buying habits; and the textbook adoption cycle and levels of government funding for education spending. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 29, 2008	March 31, 2007
In thousands
Net sales	$247,040	$255,850
Cost of products sold	128,118	128,070

Gross profit	118,922	127,780
Selling and administrative expenses	105,167	103,557
(Gain) loss on disposal of fixed assets	(20)	391
Special charges (1)	1,451	—

Operating income	12,324	23,832
Interest expense, net	16,441	25,235

Loss before income taxes	(4,117)	(1,403)
Benefit from income taxes	(1,407)	(294)

Loss from continuing operations	(2,710)	(1,109)
Income from discontinued operations, net	—	8,373

Net (loss) income	$(2,710)	$7,264

Adjusted EBITDA (2)	$39,129	$46,043

Adjusted EBITDA Reconciliation:
In thousands
Net (loss) income	$(2,710)	$7,264
Interest expense, net	16,441	25,235
Benefit from income taxes	(1,407)	(294)
Depreciation and amortization expense	22,730	20,860
Discontinued operations, net	—	(8,373)

EBITDA	35,054	44,692

Special charges (1)	1,451	—
(Gain) loss on disposal of fixed assets	(20)	391
Other (3)	2,644	960

Adjusted EBITDA (2)	$39,129	$46,043

(1)	Special charges for the first quarter ended March 29, 2008 represented $0.6 million related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment, as well as $0.5 million and $0.3 million representing severance and related benefits associated with headcount reductions in the Scholastic and Marketing and Publishing Services segments, respectively. During the three months ended March 31, 2007, the Company did not record any special charges.
(2)

Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, and income (loss) from discontinued operations, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation, its parent and restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Other charges for the quarter ended March 29, 2008 included $0.8 million of management fees, $0.1 million of non-recurring moving costs and $1.7 million of inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment. Other charges for the quarter ended March 31, 2007 mainly consisted of $0.8 million of management fees and $0.1 million of non-recurring moving costs.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA

	Three months ended
	March 29, 2008	March 31, 2007	$ Change	% Change
In thousands
Net sales
Scholastic	$139,022	$140,305	$(1,283)	(1)%
Memory Book	8,640	7,851	789	10%
Marketing and Publishing Services	99,805	108,051	(8,246)	(8)%
Inter-segment eliminations	(427)	(357)	(70)	NM

	$247,040	$255,850	$(8,810)	(3)%

Adjusted EBITDA
Scholastic	$23,375	$30,351	$(6,976)	(23)%
Memory Book	(7,059)	(8,619)	1,560	18%
Marketing and Publishing Services	22,813	24,311	(1,498)	(6)%

	$39,129	$46,043	$(6,914)	(15)%

NM = not meaningful